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                                                                 EXHIBIT (e)(22)

                                 AMENDMENT NO. 6

     AMENDMENT NO. 6 dated as of May 30, 2002 in respect of the Credit Agreement (Multi-Draw Term Loan Facility) dated as of May 16, 2001 and amended by Amendment No. 1 dated as of July 25, 2001, Amendment No. 2 dated as of September 28, 2001, Amendment No. 3 dated as of October 15, 2001, Amendment No. 4 dated as of December 11, 2001 and Amendment No. 5 dated as of March 22, 2002 (the "Credit Agreement") between NEXT LEVEL COMMUNICATIONS, INC., a Delaware corporation (the "Borrower") and MOTOROLA, INC., a Delaware corporation (the "Lender").

     The Borrower has requested that the Lender consent to an amendment to
Section 2.09(g) and 2.09(h) of the Credit Agreement, and the Lender has agreed to such an amendment. Accordingly, the parties hereto hereby agree as follows:

     Section 1. Definitions. Terms defined in the Credit Agreement are used herein as defined therein.

     Section 2. Amendment. Section 2.09(g) and Section 2.09(h) of the Credit Agreement shall be amended to read as follows:

     "2.09 Warrants.

          (g) regardless of whether Warrants 003-006 have become exercisable, Warrant 008 for an additional 1,000,000 shares of common stock of the Borrower shall become exercisable unless, prior to May 30, 2002, the Loans and all other obligations under the Loan Documents shall have been repaid in full and the Commitment shall have terminated.

          (h) regardless of whether Warrants 003-006 have become exercisable, Warrant 009 for an additional 1,000,000 shares of common stock of the Borrower shall become exercisable unless, prior to May 30, 2002, the Loans and all other obligations under the Loan Documents shall have been repaid in full and the Commitment shall have terminated."

     Section 3. Representation and Warranties; No Defaults. The Borrower hereby represents and warrants to the Lender that (i) except as publicly disclosed and except with respect to changes in the disclosure schedules that are not individually or in the aggregate material, the representations and warranties made by it in or pursuant to the Loan Documents, after giving effect to the amendment effected hereby, are true and correct on and as of the date hereof as if made on and as of such date (or, if any such representation is expressly stated to have been made as of a specific date, as of such specific date) and
(ii) no Default or Event of Default, after giving effect to the amendment effected hereby, has occurred and is continuing.

     Section 4. Miscellaneous. Except as expressly herein provided, the Loan Documents shall remain unchanged and in full force and effect. This Amendment No. 6 may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument and any of the parties hereto may execute this Amendment No. 6 by signing any such counterpart. This Amendment No. 6 shall be governed by, and construed in accordance with, the law of the State of New York.

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 6 to be duly executed as of the day and year first above written.

NEXT LEVEL COMMUNICATIONS, INC.


By:           /s/ Keith A. Zar
              ------------------------------------------------
              Name:  Keith A. Zar
              Title: Senior Vice President and General Counsel


MOTOROLA, INC.


By:           /s/ signature
              ------------------------------------------------
              Name:
              Title:

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